Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Severance Agreement”) is made and entered into effective as of this 30th day of April, 2008, by and between Barrier Therapeutics, a Delaware corporation (the “Company”) and Anne VanLent (“VanLent”) (collectively, “the parties”).

WHEREAS, VanLent has been employed by the Company as its Executive Vice President and Chief Financial Officer (“CFO”); and

WHEREAS, VanLent’s employment with the Company is governed by an employment agreement, dated December 6, 2006 (the “Employment Agreement”); and

WHEREAS, at the request of the Board of Directors of the Company (the “Board”), VanLent and the Company have mutually agreed that VanLent will retire from her position as CFO, effective April 30, 2008 (the “Retirement Date”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between VanLent and the Company as follows:

1. Release:

VanLent for and in consideration of the commitments set forth in this Severance Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, attorneys, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) of and from all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which VanLent ever had, now has or which her heirs, executors or administrators hereafter may have from the beginning of time, up to and including the date of this Severance Agreement, and particularly, but without limitation of the foregoing general terms, any claims concerning or relating in any way to VanLent’s employment relationship with RELEASEES, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. (“ADA”), the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. (“FMLA”), the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq. (“ERISA”), the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (“NJLAD”), the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (“CEPA”), the New Jersey Family Leave Act, N.J.S.A. 34:11b-1 et seq., the New Jersey Equal Pay Act, N.J.S.A. 34:11-56.1 et seq., the New Jersey Wage and Hour Law, N.J.S.A. 34:1-56a et seq., the New Jersey Wage Payment Act, N.J.S.A. 34:11-4.2 et seq., the New Jersey Constitution, the common law of the State of New Jersey including, but not limited to, “Pierce claims,” the New Jersey wage and hour laws, and any and all other federal, state, county, or local common laws, statutes, ordinances, or regulations, including, without limitation, claims of unlawful discharge, retaliation, fraud, equitable fraud, negligent misrepresentation, breach of

VanLent Severance Agreement

contract, promissory estoppel, breach of the implied covenant of good faith and fair dealing, negligent supervision, quantum meruit, violation of public policy, defamation, physical injury, emotional distress, or claims for additional compensation or benefits arising up until now, and any claims for attorneys’ fees and costs.

2. In consideration for VanLent’s agreements as set forth herein and pursuant to Section 6(c) of the Employment Agreement, and provided that VanLent has executed and has not revoked this Severance Agreement pursuant to Paragraph 17(f) below, the Company agrees as follows:

(a) The Company will, within thirty (30) days of her Retirement Date, pay to VanLent an amount equal to 1.0 times her annual base salary (at the rate in effect as of her Retirement Date) plus 1.0 times her target annual cash bonus for 2008, each in a lump sum, less applicable withholdings. As of her Retirement Date, VanLent’s annual base salary is $274,000 and her target annual cash bonus for 2008 is $95,900. Thus, the total payment to VanLent pursuant to this Paragraph 2(a) is $369,000.

(b) The Company will, within thirty (30) days of her Retirement Date, pay to VanLent a pro rata bonus payment for the year in which her Retirement Date occurs equal to $31,967, which represents one-third of VanLent’s target annual cash bonus for 2008.

(c) The Company will provide VanLent with continued coverage under the Company’s group health plan until the earlier of either (1) the end of the twelve month period following her Retirement Date (the “Severance Period”) or (2) the date on which VanLent is eligible to receive medical benefits from another employer. The COBRA health care continuation coverage period under section 4980B of the Code will run concurrently with the Severance Period (or such shorter period as may become applicable under (c)(2) hereof).

(d) All of VanLent’s outstanding stock options, restricted stock and other equity rights held by her as of the Retirement Date will become vested and/or exercisable, as the case may be, as of the Retirement Date, and any stock options, including any stock options that previously became exercisable and have not expired or been exercised, will remain exercisable, notwithstanding any provision to the contrary in any other agreement governing such options, until December 31, 2009; provided, however, that in no event will the option be exercisable beyond its original term.

(e) The Company will, within thirty (30) days of her Retirement Date, pay to VanLent any other amounts earned, accrued and owing but not yet paid under Sections 2, 3 and 4 of the Employment Agreement and any benefits accrued and due under any applicable benefit plans and programs of the Company, whether or not the terms of such plan or program otherwise require an employee to be employed with the Company on the date of payment, including without limitation, any cash bonus earned and accrued but not yet paid for 2007. VanLent has received payment of her 2007 annual bonus contemporaneously with the payment of the 2007 annual bonus to other executive officers of the Company, as determined by the Compensation Committee of the Board. In addition, the Company will, within thirty (30) days of her Retirement Date, pay to VanLent the amount of any reasonable out-of-pocket business expenses properly incurred but not yet reimbursed under Section 5 of the Employment Agreement. The amounts described in this Paragraph 2(e) will be paid to VanLent regardless of whether she executes or revokes this Severance Agreement.

VanLent Severance Agreement

3. Non-Disparagement:

VanLent agrees:

(a) not to participate or engage in any trade or commercial disparagement of the business or operations of the Company and/or any other related entity;

(b) not to subvert the business or operations of the Company and/or any other related entity; and

(c) not to disparage any of the officers, directors or employees of the Company.

4. Confidential Information, Invention Assignment, Non-Competition and Non-Solicitation Obligations:

VanLent acknowledges and further agrees that she remains bound by the terms of the Company’s Confidential Information and Invention Assignment Agreement (as described in Section 12 of the Employment Agreement) and her obligations under Section 13 of the Employment Agreement. VanLent agrees that she remains subject to the foregoing terms and obligations regardless of whether she signs or revokes this Severance Agreement.

5. Entire Agreement:

VanLent acknowledges and further agrees that this Severance Agreement supersedes any and all prior agreements or understandings, whether written or oral, between the parties to the extent this Severance Agreement is inconsistent with the terms or conditions of any such prior agreements or understandings, with the exception of the Company’s Confidential Information and Invention Assignment Agreement (as described in Section 12 of the Employment Agreement) and VanLent’s obligations under Section 13 of the Employment Agreement.

VanLent further acknowledges and agrees that except as set forth expressly herein, no promises or representations have been made to her in connection with her separation from the Company, or the terms of this Severance Agreement.

6. No Admission:

The parties agree and acknowledge that the Severance Agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and will not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to VanLent.

VanLent Severance Agreement

7. No Reemployment:

VanLent acknowledges that Releasees have no obligation to employ or re-employ her in the future.

8. No Obligations:

Each party agrees and recognizes that should it breach any of the obligations or covenants set forth in this Severance Agreement, the non-breaching party will have no obligation, except as set forth in the Employment Agreement, to provide the other party with the consideration paid under this Severance Agreement. The parties further agree that the non-breaching party will be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages.

9. No Conflict:

In the event that any portion of the Severance Agreement conflicts with any portion of the Employment Agreement, the Severance Agreement will control to the extent necessary to resolve the conflict, and all non-conflicting portions of the Employment Agreement will remain in effect.

10. Governing Law:

This Severance Agreement and the obligations of the parties hereunder will be construed, interpreted and enforced in accordance with the laws of the State of New Jersey.

11. Severability:

The parties agree that if any provision of this Severance Agreement, other than the General Release set forth in Paragraph 1 above, or the application thereof to any person, place or circumstance will be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Severance Agreement and such provision as applied to other persons, places, and circumstances will remain in full force and effect.

12. Construction:

This Severance Agreement has been drafted jointly by all parties and there will be no presumption of construction against any party. The Parties agree that the terms of all parts of the Severance Agreement will in all cases be construed as they hold, according to their fair meaning, and not strictly for or against any party.

13. Counterparts:

This Severance Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. This Severance Agreement may be executed and delivered by facsimile.

VanLent Severance Agreement

14. Waiver:

The waiver by either party of a breach of any provision of this Severance Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

15. Arbitration:

The parties agree that any dispute, controversy or claim arising out of or relating to this Severance Agreement, whether based on contract, tort, statute or other legal or equitable theory (including without limitation, Title VII, Americans with Disabilities Act, New Jersey Law Against Discrimination, Age Discrimination in Employment Act, Conscientious Employment Protection Act or any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Severance Agreement including this clause) or the breach or termination thereof (a “Dispute”), will be resolved by binding arbitration in accordance with the following provisions; provided, however, that this Paragraph 16 will not limit the right of any party to seek from a court of competent jurisdiction any equitable relief with respect to the Dispute to which such party may otherwise be entitled, including, without limitation, specific performance or injunctive or other relief, and no party will have any obligation to arbitrate such claim for equitable relief.

(a) Any Dispute will be resolved by binding arbitration to be conducted before JAMS/Endispute, Inc. (“JAMS”) in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures as in effect at the time of the arbitration.

(b) The arbitration will be held before a single arbitrator appointed by JAMS, in accordance with its rules, who is not an affiliate of any party to such arbitration and does not have any potential for bias or conflict of interest with respect to any of the parties, directly or indirectly, by virtue of any direct or indirect financial interest, family relationship or close friendship.

(c) Such arbitration will be held at such place as the arbitrator appointed by JAMS may determine within the State of New Jersey or such other location to which the parties may agree.

(d) The arbitrator will have the authority, taking into account the parties’ desire that any arbitration proceeding hereunder be reasonably expedited and efficient, to permit the parties to conduct discovery. Any such discovery will be (A) guided generally by and be no broader than permitted under the United States Federal Rules of Civil Procedure, and (B) subject to the arbitrator and the parties entering into a mutually acceptable confidentiality agreement.

(e) The arbitrator’s decision and award in any such arbitration will be made and delivered within 120 days of the date on which such arbitration proceedings commenced.

(f) The arbitrator’s decision will be in writing and will be as brief as possible and will include the basis for the arbitrator’s decision. A record of the arbitration proceeding will be kept.

VanLent Severance Agreement

(g) Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(h) The arbitrator will have the power but not the obligation to award to the party it deems to have prevailed, all or a portion of the costs of the arbitration (including, transcripts, room rental fees and fees and expenses of the arbitrator and JAMS, and the reasonable legal fees, costs and disbursements of the other party thereto); provided, that if court proceedings to stay litigation or compel arbitration are necessary, the non-prevailing party in such proceedings will pay all reasonable costs, expenses, and attorney’s fees incurred in connection with such court proceeding.

(i) The parties agree to participate in any arbitration in good faith.

16. Compliance with Section 409A.

This Severance Agreement will be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment will be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Severance Agreement may only be made upon VanLent’s “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Severance Agreement will be treated as a separate payment and the right to a series of installment payments under this Severance Agreement is to be treated as a right to a series of separate payments. In no event will VanLent, directly or indirectly, designate the calendar year of payment.

Payments under this Agreement are intended to be exempt from section 409A of the Code because they will be paid within the short-term deferral rule and separation pay plan exception thereto; however, to the extent it is determined to be necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to VanLent) that are not otherwise excepted from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following VanLent’s separation from service with the Company (as defined under section 409A of the Code). If any payments are postponed due to such requirements, such postponed amounts will be paid on the first payroll date that occurs after the date that is six (6) months following VanLent’s separation from service with the Company in a lump sum. If VanLent dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code will be paid to the personal representative of VanLent’s estate within sixty (60) days after the date of VanLent’s death.

All reimbursements and in-kind benefits provided under this Severance Agreement will be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses

VanLent Severance Agreement

incurred during VanLent’s lifetime (or during a shorter period of time specified in this Severance Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

17. Certification:

VanLent certifies and acknowledges as follows:

(a) That she has read the terms of this Severance Agreement, and that she understands its terms and effects, including the fact that she has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of her employment relationship with the Company and/or the termination of that relationship;

(b) That she has signed this Severance Agreement voluntarily and knowingly in exchange for the consideration described herein, which she acknowledges is adequate and satisfactory to her and which she acknowledges is in addition to any other benefits to which she is otherwise entitled;

(c) That she has been and is hereby advised in writing to consult with an attorney prior to signing this Severance Agreement, and has in fact consulted with an attorney;

(d) That she does not waive rights or claims that may arise after the date this Severance Agreement is executed;

(e) That the Company has provided VanLent with a period of twenty-one (21) calendar days within which to consider this Severance Agreement, and that she has signed on the date indicated below after concluding that this Severance Agreement is satisfactory to her; and

(f) VanLent acknowledges that she may revoke this Severance Agreement within seven (7) calendar days after execution, and it will not become effective until the expiration of such seven-day revocation period. In order to be effective, any revocation by VanLent must be in writing, directed to the Company, Barrier Therapeutics, Inc., 600 College Road East, Suite 3200, Princeton, New Jersey 08540, Attention: Chief Executive Officer; Telecopier: (609) 945-1255, and be received on or before the 7th day following the execution of this Severance Agreement (the “Revocation Period”). In the event of a timely revocation by VanLent, this Severance Agreement will be deemed null and void and neither the Company nor VanLent will have any obligations hereunder.

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VanLent Severance Agreement

Intending to be legally bound hereby, VanLent and the Company executed the foregoing Confidential Separation Agreement and General Release this 30th day of April, 2008.

Anne VanLent

Barrier Therapeutics, Inc.

By:
Name:	Peter Ernster
Title:	Chairman